ANSTELLUNGSVERTRAG	Exhibit 10.1 EMPLOYMENT CONTRACT
Zwischen	Between
Richardson Electronics GmbH, Boschtrasse 8, 82178 Puchheim
(nachfolgend “Gesellschaft” / hereinafter “Company”)
und	and
Jens Ruppert, 85652 Pliening, Germany
(nachfolgend “Mitarbeiter” / hereinafter “Employee”)
wird folgender Anstellungsvertrag geschlossen:	the following Employment Contract is agreed:

1.	Aufgabenbereich und Pflichten	1.	Position and Scope of Duties
1.1	Spätestens mit Wirkung zum 1. August 2015 wird der Mitarbeiter von der Gesellschaft als Executive Vice President und General Manager, Canvys angestellt. Sein Verantwortungsbereich ergibt sich aus der Aufgabenbeschreibung gemäß Angebotsschreiben vom 12. Juni 2015. Der Mitarbeiter berichtet an den Executive Vice President Corporate Development, dessen Position zurzeit von Frau Wendy Diddell gehalten wird.	1.1

Effective August 1, 2015, at the latest, the Employee shall be employed by the Company as Executive Vice President and General Manager, Canvys. His responsibilities are set out in the job description in the offer letter dated June 12, 2015. The Employee shall report to the Executive Vice President Corporate Development, this position currently being held by Ms. Wendy Diddell.

1.2	Die Gesellschaft behält sich das Recht vor, dem Mitarbeiter ohne Änderung seiner Bezüge auch andere oder zusätzliche zumutbare Arbeiten zuzuweisen, welche seinen Fähigkeiten und Kenntnissen entsprechen.	1.2

The Company reserves the right to assign to the Employee different or additional functions which are reasonable and compatible with the Employee's experience and knowledge without changing his remuneration.

2.	Arbeitszeit	2.	Working Time
2.1	Die regelmäßige Arbeitszeit beträgt 40 Stunden wöchentlich. Verteilung und Lage der Arbeitszeit werden von der Gesellschaft festgelegt.	2.1	The regular hours of work are 40 per week. The distribution and location of the working time are to be determined by the Company.
2.2	Der Mitarbeiter ist verpflichtet, im Falle betrieblicher Notwendigkeit Mehrarbeit in gesetzlich zulässigem Umfang zu leisten.	2.2	The Employee is obliged to work overtime in compliance with the applicable law if this is required for business reasons.

3.	Arbeitsort	3.	Place of Work
3.1	Ort der Arbeitsleistung ist unser Canvys Standort in Donaueschingen. Der Mitarbeiter ist verpflichtet, soweit erforderlich, Geschäftsreisen zu unternehmen.	3.1	The place of work is Canvys location in Donaueschingen. As far as necessary, the Employee is obliged to take business trips.
4.	Nebentätigkeiten	4.	Other Activities

Der Mitarbeiter verpflichtet sich, seine ganze Arbeitszeit und Arbeitskraft der Gesellschaft zu widmen. Es ist ihm während der Dauer dieses Vertrages nicht gestattet, eine andere bezahlte Tätigkeit bzw. eine Tätigkeit, für die üblicherweise eine Vergütung gewährt wird, auszuüben, einschließlich einer Teilzeitbeschäftigung oder selbständigen Tätigkeit, sofern nicht eine vorherige ausdrückliche schriftliche Zustimmung der Gesellschaft vorliegt. Die Gesellschaft wird eine solche Zustimmung erteilen, soweit betriebliche Belange durch die Tätigkeit nicht beeinträchtigt werden.

The Employee shall devote his full working time and capacity to the Company's business. All other activities for remuneration as well as activities, which would normally be remunerated, including any part-time work or self-employed work, are prohibited unless the Company has explicitly given its prior written consent. The Company will grant such consent if business interests/concerns are not affected by the activities.

5.	Grundgehalt; Überstundenabgeltung	5.	Basic Salary; Overtime Compensation
5.1	Der Mitarbeiter erhält für seine Tätigkeit ein jährliches Grundgehalt in Höhe von EUR 200.000 brutto, welches in gleichen monatlichen Raten zwölfmal jährlich rückwirkend am Ende eines jeden Kalendermonats gezahlt wird.	5.1

The Employee shall receive for his working activities a gross annual base salary of EUR 200,000, which shall be paid in arrears in equal monthly installments twelve times a year at the end of each calendar month.

5.2	Mit Zahlung des Grundgehalts gemäß Ziffer 5.1 sind sämtliche etwaigen Überstunden abgegolten.	5.2	By payment of the base salary according to Section 5.1, any possible overtime work shall be compensated.
5.3	Zu viel gezahltes Gehalt ist der Gesellschaft unverzüglich in voller Höhe, d.h. einschließlich hierauf entrichteter Steuern und Sozialversicherungsbeiträge, zurückzuzahlen. Der Mitarbeiter verzichtet gegenüber diesem Anspruch der Gesellschaft auf den Einwand, er sei nicht mehr bereichert und der Anspruch sei insoweit ausgeschlossen. Die Gesellschaft ist zur Aufrechnung berechtigt.	5.3

The Employee shall immediately reimburse any overpaid salary in full, i.e., including paid taxes and social security contributions, to the Company. The Employee waives his right to argue that he is no longer enriched and that the claim is insofar precluded in opposition to the Company’s claim to reimbursement. The Company has the right to set the overpaid salary off.

6.	Bonus, Änderungsvorbehalt	6.	Bonus, Right to Amend
6.1	Bei der Gesellschaft existiert derzeit Incentive Plan gemäß dessen Bedingungen der Mitarbeiter bis zu 50 % seines Grundgehalts gemäß Ziffer 5.1 als zusätzliche Leistung erhalten kann.	6.1	An Incentive Plan is currently in existence at the Company, according to the conditions of which the Employee can receive up to 50% of this base salary according to Section 5.1 as additional payment.
6.2	Die Gesellschaft behält sich vor, den Plan, insbesondere die darin vereinbarten Ziele und Bonussätze, auch bei zeitlich befristeten Plänen, aus betrieblichen oder wirtschaftlichen Gründen oder aufgrund der Leistung des Mitarbeiters zu ändern, es sei denn, eine solche Änderung ist dem Mitarbeiter unzumutbar. Als wirtschaftliche oder betriebliche Gründe gelten insbesondere die wirtschaftliche Entwicklung und Lage der Gesellschaft sowie die Änderung oder Neueinführung von Produktlinien bzw. deren Preisgestaltung oder der Vertriebsgebiete.	6.2

The Company reserves the right to amend the Plan, in particular the targets and bonus rates agreed upon therein, for economic and business reasons, or due to the performance of the Employee, unless such an amendment is unreasonable for the Employee. This also applies to plans which are limited in time. Economic or business reasons are, in particular, the economic development and circumstances of the Company as well as the alteration or new introduction of product lines respectively their pricing or the sales territory.

	Hierbei wird eine Änderung des Planes nicht zu einer Reduzierung der in den letzten drei Jahren unter diesem Vertrag durchschnittlich bezogenen Gesamtvergütung des Mitarbeiters um mehr als 25% führen.		An amendment of the plan will not result in a reduction of the average total compensation of the Employee under this Contract in the last three years by more than 25%.
7.	Zusätzliche Leistungen, Freiwilligkeitsvor-behalt	7.	Additional Benefits, Reservation of the Right to Voluntariness

Soweit die Gesellschaft dem Mitarbeiter über die in diesem Vertrag (unter Ziffer 5 und 6) genannten Leistungen hinaus zusätzliche Leistungen gewähren sollte, erfolgt dies freiwillig. Der Mitarbeiter erwirbt auf diese Leistungen keinen Rechtsanspruch, auch dann nicht, wenn diese Leistungen über einen längeren Zeitraum und/oder wiederholt gewährt werden sollten und nicht anlässlich jeder Gewährung die Freiwilligkeit der Zahlung ausdrücklich vorbehalten wird.

Should the Company grant to the Employee any further benefits beyond those described in this contract (under clause 5 and 6), these benefits shall be granted on a voluntary basis. The Employee shall not acquire a legal claim to these benefits even if they are granted over a longer period of time and/or if they are repeatedly granted without the Company specifically reserving the right to claim the voluntariness on each occasion of the benefits being granted.

8.	Umzugskostenerstattung	8.	Relocation

Die Gesellschaft erstattet dem Mitarbeiter gegen Nachweis für die Dauer des Arbeitsverhältnisses, jedoch nicht über den Beendigungszeitpunkt des gegenwärtigen Mietvertrags des Mitarbeiters im Raum München hinaus, die Kosten einer angemessenen Unterkunft im Raum Donaueschingen. Etwaige hierdurch anfallende Steuern werden vom Arbeitnehmer getragen.

For the duration of the employment relationship, but not exceeding the expiration of the Employee’s current lease in the Munich area, the Company shall reimburse the Employee against proof of expenses the costs of reasonable housing in the Donaueschingen area. Any taxes incurred hereby shall be borne by the Employee.

9.	Dienstwagen	9.	Company Car
9.1	Die Gesellschaft wird dem Mitarbeiter einen Dienstwagen der Klasse Audi A6 oder gleichwertig zur Verfügung stellen, der auch privat genutzt werden kann. Die Kosten der Privatnutzung trägt der Mitarbeiter. Die Auswahl des Fahrzeugs steht im Ermessen der Gesellschaft. Der Mitarbeiter ist verpflichtet, das Fahrzeug in gutem Zustand zu erhalten und für eine regelmäßige Wartung zu sorgen. Alle Steuern, die auf den geldwerten Vorteil der privaten Nutzung des Fahrzeugs durch den Mitarbeiter entfallen, sind von dem Mitarbeiter gemäß den jeweils geltenden steuerlichen Bestimmungen selbst zu tragen.	9.1

The Company will provide the Employee with a company car, type Audi A6 or equivalent, which may also be used privately. The costs of the private use of the car shall be borne by the Employee. The choice of the car is at the discretion of the Company. The Employee is obliged to keep the car in good condition and to provide for regular maintenance. All taxes, which are due for the cash value of the private use of the car by the Employee, are to be borne by the Employee himself according to the tax regulations which are applicable from time to time.

9.2	Die Gesellschaft ist bei Vorliegen eines sachlichen Grundes berechtigt, das Recht zur privaten Nutzung des Dienstwagens zu widerrufen und die Herausgabe des Dienstwagens zu verlangen, es sei denn, dass dies für den Mitarbeiter unzumutbar ist.	9.2	The Company has the right, for good reason, to revoke the private use of the company car and to request the return of the company car if this may be reasonable expected of the Employee.

Diese Voraussetzungen sind insbesondere gegeben bei:

-   Freistellung des Mitarbeiters von der Verpflichtung zur Arbeitsleistung;

-   Wegfall tatsächlicher Arbeitsleistung (z.B. bei Krankheit, Sonderurlaub o.ä.) nach Ablauf etwaiger Entgeltfortzahlungszeiträume;

-   Ruhen des Arbeitsverhältnisses (z.B. wegen Elternzeit, Wehrdienst o.ä.);

-   Verlust der Fahrerlaubnis oder Verbot zum Führen eines Kraftfahrzeugs;

-   Änderung der Arbeitsaufgabe, wenn die Überlassung des Dienstwagens im Zusammenhang mit der Arbeitsaufgabe bestand;

-   Durchführung von Wartungs- oder Reparaturarbeiten bzw. Ersatzbeschaffung.

The prerequisites for this are, in particular:

-   Release of the Employee from the duty to fulfill his employment obligations;

-   Discontinuation of actual job performance (e.g., due to illness, special leave, etc.) after the lapse of possible periods of continued remuneration,

-   If the employment relationship is dormant (e.g., due to parental leave, military service etc.);

-   Loss of driving license or ban on driving a vehicle;

-   Change of assignment if the allocation of the company car was only relevant to the assignment;

-   Carrying out of service or repair work, or the ordering of replacement parts.

9.3	Im Fall des Widerrufs ist der Mitarbeiter zur unverzüglichen Herausgabe des Dienstwagens samt Zubehör am Sitz der Gesellschaft verpflichtet. Der Mitarbeiter erhält keine Entschädigung für die entgangene private Nutzungsmöglichkeit. Ein Zurückbehaltungsrecht steht dem Mitarbeiter nicht zu.	9.3

In the case of revocation, the Employee is obliged to deliver the company car including all accessories to the seat of the company, without delay. The Employee shall receive no compensation for the loss of the private use. The Employee has no right of retention.

10.	Reisekosten	10.	Travel Expenses

Reisekosten und sonstige notwendige und angemessene Auslagen, die der Mitarbeiter im Interesse der Gesellschaft aufwendet, werden gegen Nachweis im Rahmen der jeweils geltenden Richtlinien der Gesellschaft und der Steuervorschriften erstattet.

Travel expenses and other necessary and reasonable expenses incurred by the Employee in the furtherance of the Company's business shall be reimbursed to him on presentation of supporting documents, within the scope of the Company's policies in force from time to time and the applicable German tax regulations.

11.	Aktienoptionen	11.	Stock Options

Die Gesellschaft wird der Richardson Electronics, Ltd. empfehlen, dem Mitarbeiter zum Beginn dieses Anstellungsverhältnisses gemäß den Bedingungen des anwendbaren Aktienoptionsplanes 10.000 Richardson Electronics Stammaktienoptionen zu gewähren. Die Zuteilung steht unter der Bedingung der entsprechenden Zustimmung des Board of Directors der Richardson Electronics, Ltd. Der anwendbare Aktienoptionsplan sieht eine Übertragung der Optionen über einen Fünfjahreszeitraum hinweg vor. Sämtliche in diesem Zusammenhang möglicherweise entstehenden Ansprüche des Mitarbeiters richten sich nach dem Aktienoptionsplan und unterliegen der Rechtsordnung, die dieser vorsieht. Ansprüche gegen die Gesellschaft bestehen nicht.

The Company shall recommend to Richardson Electronics, Ltd. that the Employee is granted 10,000 Richardson Electronics common stock options subject to the conditions of the applicable stock option plan at the beginning of this employment contract. The granting of the stock options is subject to approval by the Board of Directors of Richardson Electronics, Ltd. The applicable stock options plan provides for a vesting of the stock options over a five-year period. Any claims in this connection are subject to the applicable stock option plan and the choice of law provided therein. There are no claims existing against the Company.

12.	Arbeitsverhinderung	12.	Inability to Perform Duties
12.1	Der Mitarbeiter ist verpflichtet, jede Arbeitsverhinderung und ihre voraussichtliche Dauer seinem Vorgesetzten oder der Personalabteilung unverzüglich anzuzeigen. Auf Verlangen sind die Gründe der Arbeitsverhinderung mitzuteilen.	12.1

The Employee is obliged to inform his supervisor or the Company’s Human Resources Department without delay of any inability to perform his duties and the expected duration. Upon request, he shall inform the Company of the reasons for such absence.

12.2

Dauert eine Arbeitsunfähigkeit länger als drei Kalendertage, hat der Mitarbeiter eine ärztliche Bescheinigung über das Bestehen der Arbeitsunfähigkeit sowie deren voraussichtliche Dauer spätestens an dem darauffolgenden Arbeitstag vorzulegen. Die Gesellschaft ist berechtigt, die Vorlage der ärztlichen Bescheinigung früher zu verlangen. Dauert die Arbeitsunfähigkeit länger als in der Bescheinigung angegeben, so ist der Mitarbeiter verpflichtet, innerhalb von drei Tagen nach dem bescheinigten Ende der Arbeitsunfähigkeit eine neue ärztliche Bescheinigung einzureichen. Auch in diesem Fall hat der Mitarbeiter das Überschreiten der bescheinigten Zeit der Arbeitsunfähigkeit unverzüglich – auch telefonisch – anzuzeigen.

		12.2

In case of sickness lasting longer than three calendar days, the Employee is obliged to submit a medical certificate on his incapacity to work and its prospective duration not later than on the following working day. The Company is entitled to demand an earlier submission of the medical certificate. If his absence continues longer than indicated in the medical certificate, the Employee is obliged to submit a new medical certificate within three days after the end of the period certified. Also in this case, the Employee is obliged to inform the Company immediately of the continuation of the indicated absence. The notification may be given by telephone call.

12.3	Hat der Mitarbeiter Schadensersatzansprüche gegenüber Dritten wegen Verdienstausfalls, der ihm durch die Arbeitsunfähigkeit entsteht, so tritt er diese in Höhe der geleisteten Gehaltsfortzahlung an die Gesellschaft ab.	12.3

If the Employee has compensation claims against third parties due to the loss of his earnings, caused by the inability to work, he shall assign such claims to the Company in the amount of the continued payment of salary.

13.	Urlaub	13.	Vacation
13.1	Der Mitarbeiter hat Anspruch auf einen jährlichen Erholungsurlaub von 30 Arbeitstagen. Samstage gelten nicht als Arbeitstage. Ab Umzug in die USA reduziert sich der Urlaubsanspruch auf 20 Tage pro Jahr.	13.1	The Employee shall be entitled to an annual vacation of 30 working days. Saturdays are not considered working days. Employee will be eligible for four weeks of vacation when he relocates to the U.S.
13.2	Der Zeitpunkt des Urlaubs wird von der Gesellschaft unter Berücksichtigung der betrieblichen Notwendigkeiten und der persönlichen Wünsche des Mitarbeiters festgelegt.	13.2	The time of vacation shall be determined by the Company, taking into consideration both the business requirements of the Company and the personal wishes of the Employee.
13.3	Der gesamte Urlaub ist im jeweiligen Kalenderjahr zu nehmen. Soweit der Urlaub aus besonderen persönlichen oder betrieblichen Gründen nicht im jeweiligen Kalenderjahr genommen werden kann, ist die Urlaubsübertragung nur bis zum 31. März des Folgejahres zulässig. Wird der Urlaub bis zu diesem Datum nicht genommen, verfällt er.	13.3

The total vacation has to be taken in the given calendar year. In case the vacation cannot be taken due to special personal or business-related reasons, the vacation may be carried over until March 31 of the following calendar year. If the vacation is not taken by that date, the vacation entitlement lapses.

13.4	Bei Beendigung des Arbeitsverhältnisses erfolgt eine etwaige Abgeltung nur bis zur Höhe des gesetzlichen Urlaubsanspruches. Bereits genommener Urlaub wird auf den gesetzlichen Urlaubsanspruch angerechnet.	13.4	Upon termination of the employment, a possible compensation will only be paid with respect to the statutory vacation claim. Vacation already taken will be credited to the statutory vacation claim.

14.	Verschwiegenheit	14.	Confidentiality
14.1

Der Mitarbeiter verpflichtet sich, alle ihm anvertrauten oder ihm sonst bekannt gewordenen geschäftlichen, betrieblichen oder technischen Informationen, die sich auf die Gesellschaft oder auf mit ihr verbundene Gesellschaften beziehen und vertraulichen Charakter haben, Dritten nicht zu offenbaren und nicht für seine eigenen Zwecke zu verwenden. Dies gilt insbesondere hinsichtlich der Einzelheiten der Betriebsorganisation und der Beziehungen zu Kunden und Auftraggebern sowie bezüglich des Know-hows der Gesellschaft. Diese Verpflichtung gilt sowohl während der Dauer dieses Anstellungsverhältnisses als auch nach seiner Beendigung.

		14.1

The Employee shall not disclose to any third party or use for his own purposes any confidential business or other information relating to the Company or its affiliates, which has become known to him. This especially applies to details of the business organisation and relations to customers as well as the know-how of the Company. This obligation shall apply during the term of the employment and survive the termination of this contract.

14.2	Geschäftliche Unterlagen aller Art, einschließlich der auf dienstliche Angelegenheiten und Tätigkeiten sich beziehenden persönlichen Aufzeichnungen sind sorgfältig aufzubewahren und dürfen nur zu geschäftlichen Zwecken verwendet werden. Das Anfertigen von Abschriften oder Auszügen sowie das Kopieren von Zeichnungen, Dokumenten, Aufzeichnungen, Kostenberechnungen, Statistiken u.ä. sowie von anderen Geschäftsunterlagen ist ausschließlich für dienstliche Zwecke zulässig.	14.2

Business records of any kind, including private notes concerning Company affairs and activities, shall be carefully kept and only used for business purposes. Any copies, extracts or duplicates of drawings, calculations, statistics and the like, or of any other business records, are to be used exclusively for the Company’s business purposes.

14.3	Die Gesellschaft behält sich das Recht vor, dem Mitarbeiter bei Kündigung des Arbeitsverhältnisses, spätestens aber bei seiner Beendigung, eine Liste mit denjenigen Informationen zu übergeben, die auch nach der Beendigung des Arbeitsverhältnisses der Geheimhaltung unterliegen.	14.3

The Company reserves the right to hand over to the Employee upon giving notice of termination of the employment relationship, or, at the latest, at the end of the employment relationship, a list containing the information which is to be kept secret even after the end of the employment relationship.

15.	Vertragsdauer, Probezeit und Kündigung	15.	Term of Employment, Probationary Period and Termination
15.1	Dieser Vertrag tritt spätestens am 1. August 2015 in Kraft und wird auf unbestimmte Zeit geschlossen. Er endet ohne besondere Kündigung mit Ablauf des Monats, in dem der Mitarbeiter das gesetzliche Regelrentenalter erreicht, oder wenn eine dauerhafte teilweise Erwerbsminderung oder eine dauerhafte volle Erwerbsminderung im Sinne des § 43 SGB VI festgestellt wird.	15.1

This Employment Contract shall become effective at the latest on August 1, 2015 and is entered into for an indefinite period of time. The employment shall end without notice not later than the expiry of the month in which the Employee reaches the regular retirement age, or if a permanent partial or full reduction in earning capacity in the sense of Section 43 Code of Social Law VI has been ascertained.

15.2	Die ersten sechs Monate der Tätigkeit gelten als Probezeit. Das Anstellungsverhältnis ist mit den gesetzlichen Fristen kündbar. Jede gesetzliche Verlängerung der Kündigungsfristen zugunsten des Mitarbeiters gilt auch zugunsten der Gesellschaft.	15.2

The first six months of the employment are a probationary period. The Employment Contract can be terminated according to the statutory notice periods. Any statutory extension of the notice period to the Employee's benefit shall also apply in favour of the Company.

15.3	Jede Seite kann das Anstellungsverhältnis aus wichtigem Grund fristlos kündigen.	15.3	Either party may terminate the employment for cause without a notice period.
15.4	Eine Kündigung bedarf der Schriftform.	15.4	Notice of termination must be given in writing.
15.5	Falls dem Mitarbeiter aus anderen als verhaltensbedingten Gründen gekündigt wird (z.B. bei Diebstahl, kriminelle Aktivitäten mit Auswirkungen auf die Gesellschaft, Nichtbeachtung von Richtlinien der Gesellschaft), so erhält der Mitarbeiter eine Abfindung in Höhe von – und beschränkt auf – sechs Monatsgrundgehälter in der zur Zeit der Kündigung geltenden Höhe.	15.5

In the event the Employee is terminated for any reason other than misconduct (e.g., theft, criminal activity affecting the Company, disregard for company policy), the Employee will be entitled to severance equaling, and limited to, six times the Employee’s monthly base pay at the time of termination.

16.	Freistellung, Rückgabe von Arbeitsmitteln	16.	Release from the Obligation to Work, Return of Work Materials
16.1	Bei Kündigung des Vertrages kann die Gesellschaft den Mitarbeiter bis zum Ablauf der Kündigungsfrist jederzeit widerruflich oder unwiderruflich von der Verpflichtung zur Arbeitsleistung unter Fortzahlung der vertragsgemäßen Vergütung freistellen.	16.1

If one of the parties has given notice of termination, the Company is entitled to revocably or irrevocably release the Employee from his obligation to work at any time until the end of the notice period while continuing to pay the contractual remuneration.

16.2	Das Recht zur Freistellung besteht insbesondere, wenn aus betrieblichen und/oder organisatorischen Gründen kein Beschäftigungsbedarf für den Mitarbeiter mehr besteht, das Vertrauensverhältnis gestört ist, zum Schutz anderer Arbeitnehmer, zum Schutz von Kundenbeziehungen sowie aus Gründen der Wahrung und Sicherung von Betriebs- und Geschäftsgeheimnissen und sonstiger vertraulicher Betriebsangelegenheiten.	16.2

The right to such release will exist, in particular, if for business and/or organisational reasons there is no more need of employment for the Employee, if the relationship of trust has been disturbed, to protect other employees, to protect customer relations as well as for reasons of protecting and securing operational and business secrets and other confidential company matters.

16.3	Eine unwiderrufliche Freistellung erfolgt grundsätzlich unter Anrechnung des dem Mitarbeiter bis zu seinem Ausscheiden noch zustehenden Resturlaubs. Der Resturlaub wird mit dem auf die Freistellung folgenden Tag angetreten und zusammenhängend genommen. Danach muss sich der Mitarbeiter gegenüber seinem Vergütungsanspruch dasjenige anrechnen lassen, was er durch anderweitigen Einsatz seiner Arbeitskraft verdient oder böswillig zu verdienen unterlässt.	16.3

Any open vacation claims shall be deemed to be compensated by such period of irrevocable release. The open vacation shall begin as of the first day after the release without interruption. After the vacation, any earnings the Employee receives due to other employment of his labour and any salary he maliciously refrains from earning shall be deducted from his salary.

Der Mitarbeiter hat der Gesellschaft unaufgefordert mitzuteilen, ob und in welcher Höhe er Arbeitsentgelt neben seiner aufgrund dieses Vertrages gezahlten Vergütung erhält. Auf Verlangen sind die Angaben durch Vorlage prüfbarer Unterlagen zu belegen.

The Employee must inform the Company, without being asked, about any remuneration he obtains apart from the salary he receives from the Company. This duty to inform also includes the amount of the remuneration. If the Company so requires, the Employee must prove this information by presenting auditable records.

16.4	Während der Freistellung bleibt das gesetzliche Wettbewerbsverbot unberührt.	16.4	The statutory non-compete obligation remains unaffected during the period of release.
16.5	Der Mitarbeiter hat auf Verlangen der Gesellschaft jederzeit und nach Ausspruch einer Kündigung - gleich von welcher Seite - von sich aus alle in seinem Besitz befindlichen Arbeitsmittel und Gegenstände der Gesellschaft, insbesondere Geschäftsunterlagen sowie Kopien und Aufzeichnungen davon, herauszugeben. Dem Mitarbeiter steht weder ein Zurückbehaltungsrecht noch ein Ersatzanspruch zu.	16.5

At any time upon the request of the Company, and without solicitation after notice of termination of the employment relationship, irrespective of the party giving notice, the Employee shall return all work materials and other items belonging to the Company, in particular business documents and copies thereof. The Employee has no right of retention and no damage compensation claims.

17.	Abwerbeverbot nach Ende des Arbeitsverhältnisses	17.	Obligation not to Entice away Workforce in the Aftermath of the Employment Relationship
17.1	Der Mitarbeiter verpflichtet sich, für einen Zeitraum von einem Jahr nach Beendigung seines Anstellungsvertrages weder direkt noch indirekt Mitarbeiter der Gesellschaft oder einer Tochter- bzw. Muttergesellschaft abzuwerben oder diese in sonstiger Weise zu veranlassen, der Gesellschaft oder einer ihrer Tochter- oder Muttergesellschaften zu kündigen, soweit dies unter Verleitung zum Vertragsbruch oder unter Einsatz von Kenntnissen erfolgt, die der nachvertraglichen Verschwiegenheitspflicht unterliegen.	17.1

The Employee agrees that for a period of one year after the termination of the Employment Contract he shall neither directly nor indirectly entice away employees of the Company, its subsidiaries or parent company or cause them in any other way to leave the Company, its subsidiaries or parent company, if for that purpose he induces them to break the contract or uses information which is subject to his post-contractual duty of secrecy.

17.2	Das Verbot gilt auch zugunsten der mit der Gesellschaft verbundenen Unternehmen, mit denen die Gesellschaft mittelbar oder unmittelbar geschäftlich befasst war.	17.2	The obligation not to entice away workforce also applies to the benefit of the Company’s affiliated companies whereby the Company dealt with either directly or indirectly.

17.3	Der Mitarbeiter verpflichtet sich, für jeden Fall der Zuwiderhandlung gegen die in Ziffer 17.1 und 17.2 umschriebenen Verpflichtungen eine Vertragsstrafe in Höhe von einem monatlichen Bruttogehalt zu zahlen. Die Höhe des insoweit maßgeblichen Bruttomonatsgehalts bestimmt sich nach den aufgrund dieses Arbeitsvertrages zuletzt erhaltenen Bezügen einschließlich der variablen Gehaltsbestandteile. Jeder einzelne Abwerbungsversuch gegenüber jedem einzelnen Mitarbeiter gilt als eigenständiger Verstoß gegen das Verbot.	17.3

Every time the Employee breaches the obligations described under clause 17.1 and 17.2, he shall pay a contractual penalty in the amount of one monthly gross salary. The amount of the relevant monthly gross salary depends on the monthly gross salary including variable salary the Employee last received under this Employment Contract. Every single attempt at enticement of any individual employee shall be considered to be a separate breach of this obligation.

17.4	Weitergehende Ansprüche der Gesellschaft bleiben unberührt.	17.4	The Company’s right to further damages shall not be affected.
18.	Ausschluss von Ansprüchen	18.	Exclusion of Claims

Alle Ansprüche des Mitarbeiters und der Gesellschaft aus dem Arbeitsverhältnis und solche, die mit dem Arbeitsverhältnis oder seiner Beendigung im Zusammenhang stehen, verfallen, wenn sie nicht binnen drei Monaten nach ihrer Fälligkeit gegenüber der Gesellschaft bzw. gegenüber dem Mitarbeiter schriftlich geltend gemacht werden. Lehnt der jeweils andere Teil den Ausgleich des geltend gemachten Anspruchs ab oder erklärt er sich auf die Geltendmachung nicht binnen zwei Wochen, so ist der Anspruch binnen weiterer drei Monate nach der Ablehnung oder Ablauf der zweiwöchigen Frist gerichtlich geltend zu machen. Nach Ablauf der genannten Fristen sind die Ansprüche ausgeschlossen. Dies gilt nicht für unverzichtbare Ansprüche und Ansprüche, die aus vorsätzlichem Handeln resultieren.

All claims of the Employee and of the Company arising from this contract or its termination are forfeited unless they are raised within three months after they have become due in writing vis-á-vis the Company respectively the Employee. In case they should be rejected by the other party, or in case of no reaction within two weeks, any legal proceedings must be commenced within another three months after rejection or the lapse of the two weeks-period. After the lapse of these time limits, the claims shall be forfeited. This shall not apply to unforfeitable claims and claims resulting from intentional conduct.

19.	Schlussbestimmungen	19.	Final Provisions
19.1	Es ist beabsichtigt, dass der Mitarbeiter in naher Zukunft in die USA übersiedelt. Die Parteien sind sich darüber einig, dass der vorliegende Anstellungsvertrag bei Übersiedlung des Mitarbeiters in die USA durch einen neuen Vertrag entweder mit der Gesellschaft oder einem mit der Gesellschaft verbundenen Unternehmen ersetzt wird, der US-Recht unterliegt. Die Gesellschaft wird den Mitarbeiter bei seiner Beantragung eines US-Visums sowie der US-Staatsbürgerschaft unterstützen.	19.1

It is intended that the Employee relocates to the U.S. in the near future.  The parties are in agreement that upon relocation of the Employee to the U.S., this Employment Contract shall be replaced by a new employment contract to be concluded between the Employee and either the Company or an affiliate of the Company governed by U.S. laws. The Company shall support the Employee with his application for a U.S. visa as well as U.S. citizenship.

19.2	Dieser Anstellungsvertrag enthält die gesamte Vereinbarung zwischen den Parteien. Die Parteien haben keine darüber hinaus gehenden mündlichen oder schriftlichen Absprachen getroffen. Frühere zwischen den Parteien getroffene schriftliche oder mündliche Absprachen und Anstellungsverträge sind hiermit aufgehoben.	19.2

This contract represents the entire agreement and understanding of the parties. The parties have not concluded any other verbal or written agreements. This contract supersedes all prior written or verbal agreements and employment contracts the parties have concluded.

19.3	Auf diesen Anstellungsvertrag findet das Recht der Bundesrepublik Deutschland Anwendung.	19.3	This Employment Contract shall be governed by German law.
19.4	Für den Fall, dass einzelne Bestimmungen dieses Vertrages unwirksam sein sollten, bleiben die übrigen Bestimmungen gültig. Anstelle der unwirksamen Bestimmung oder zur Ausfüllung eventueller Lücken des Vertrages soll eine angemessene wirksame Regelung treten, die die Parteien gewollt hätten, wenn ihnen die Unwirksamkeit oder Regelungslücke bekannt gewesen wäre, und die in ihrem wirtschaftlichen Ergebnis der unwirksamen Bestimmung entspricht oder ihr so nahe wie möglich kommt.	19.4

In the event that individual provisions of this contract are ineffective, the remaining regulations shall remain in effect. In lieu of the invalid provision or as a remedy of the possible incompleteness of the contract, an appropriate valid provision, which the parties would have intended if they had known of the ineffectiveness or of the incompleteness of the contract and which corresponds either to the commercial effect of the invalid provision or comes as close to it as possible, shall replace the invalid one.

19.5	Änderungen oder Ergänzungen dieses Vertrages, einschließlich dieser Vorschrift, bedürfen zu ihrer Rechtswirksamkeit der Schriftform. Dies gilt nicht für individuelle Vereinbarungen.	19.5	Any amendments or additions to this contract, including this regulation, must be made in writing in order to become effective. This does not apply to individual agreements.
19.6	Der Mitarbeiter hat eine Ausfertigung dieses Vertrages erhalten.	19.6	The Employee has received a copy of this contract.
19.7	Im Zweifelsfall hat die deutsche Fassung Vorrang.	19.7	In case of doubt, the German version shall prevail.

Der Mitarbeiter / The Employee:	Für die Gesellschaft / The Company by:

Ort, Datum :	Place, Date :

Unterschrift :	Signature :

Name :	Name :

Title :